UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
CONCERT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

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On May 12, 2017, Concert Pharmaceuticals, Inc. mailed a second proxy solicitation reminder to its stockholders. A copy of the letter follows.

Additional Information about the CTP-656 Asset Purchase Agreement and Where to Find It
This communication is being made in respect of the proposed asset sale with Vertex. The proposed asset sale and the asset purchase agreement will be submitted to the shareholders of the Company for their consideration and approval. In connection with the proposed asset sale, the Company has filed a proxy statement with the SEC. This communication does not constitute a solicitation of any vote or proxy from any shareholder of the Company. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the proposed asset sale. The definitive proxy statement will be mailed to the Company’s shareholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investors section of the Company’s website, www.concertpharma.com, or by directing a written request to Concert Pharmaceuticals, Inc., Attn: Investor Relations at 99 Hayden Ave, #500, Lexington, MA 02421.
The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed asset sale. Information about the Company’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 6, 2017. Additional information regarding these persons and their interests in the transaction are included in the proxy statement relating to the proposed asset sale as filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

May 12, 2017 Dear Fellow Stockholder: According to our latest records, we have not yet received your proxy for the important annual meeting of stockholders of Concert Pharmaceuticals, Inc., to be held on May 24, 2017. The Board of Directors has recommended that stockholders vote FOR all items on the agenda. One item on the agenda is authorization of the sale of CTP-656 by the Company to Vertex Pharmaceuticals for an aggregate of $160 million upon closing of the transaction and an aggregate of up to $90 million following the achievement of certain milestones. An affirmative vote of the holders of more than 50% of the issued and outstanding shares of common stock of the Company is required to authorize the Asset Sale. Your vote is important, no matter how many or how few shares you may own. Please help the Company obtain the necessary votes it needs for the meeting by voting today by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. Thank you for your cooperation. Very truly yours, ROGER D. TUNG, PH.D. President and Chief Executive Officer REMEMBER: You can vote your shares by telephone, or via the Internet. Please follow the easy instructions on the enclosed proxy card. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor: INNISFREE M&A INCORPORATED TOLL-FREE, at (888) 750-5834.